Exhibit 99.1

200 E Randolph St
Chicago IL 60601
Tel: +1 312 782 5800

Contact	Molly Schlax	Date	October 13, 2015
Telephone	+1 312 729 3661	Email	molly.schlax@fleishman.com

JLL Income Property Trust
Acquires Industrial Portfolio in Chicago’s O’Hare Submarket

Chicago (October 13, 2015) - JLL Income Property Trust, an institutionally-managed, non-listed, daily valued perpetual life REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), today announced it acquired O’Hare Industrial Portfolio, a 7-building industrial portfolio located in close proximity to Chicago’s O’Hare International Airport. The 642,000 square foot portfolio is leased to 14 tenants in a diverse mix of industries. The purchase price was approximately $71.5 million.

Chicago is the second largest industrial market in the U.S. at approximately 1.2 billion square feet. The O’Hare submarket is a mature, infill submarket with excellent access to a network of highways, rail, and air transportation. The portfolio is strategically located in DuPage County, a county whose more diversified tax base often provides tenants with lower total occupancy costs.

“This acquisition reflects our strategic approach to grow our industrial allocation through investments in target industrial markets like Chicago,” commented Allan Swaringen, President and CEO of JLL Income Property Trust. “With this acquisition, we have completed eight new industrial investments encompassing 3.2 million square feet and totaling more than $255 million since 2013.”

The buildings were constructed in the mid-to-late 1980s, which is typical for buildings in this submarket. “With little to no available land, few new buildings have been built in this infill location in the past several years,” noted Paul White, Managing Director of Acquisitions.

JLL Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

###

About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
Jones Lang LaSalle Income Property Trust, Inc. is a non-listed, daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States.  JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 16 countries worldwide and approximately $57.2 billion of assets under management of private and public property equity and debt investments. LaSalle‘s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.